Exhibit 8.3

Internal Revenue Service	Department of the Treasury

Index No.: 351.00-00, 1001.00-00	Washington, DC 20224

Person to Contact:
Glen M. Johnson	Brendan O’Hara, ID No. 50-05407
Senior Vice President/Chief Financial Officer	Telephone Number:
Board of Trade of the City of Chicago	(202) 622-4920
141 W. Jackson Boulevard	Refer Reply To:
Chicago, IL 60604-2994	CC:ITA:4 – PLR-157372-02
Date: January 22, 2004

Re:	Board of Trade of the City of Chicago

EIN: 36-0819800

Legend

Taxpayer        =    Board of Trade of the City of Chicago

State X           =    Delaware

Dear Mr. Johnson

This letter responds to your request for a letter ruling supplementing LTR 2003-01-035 dated September 30, 2002 (the “Prior Letter Ruling”). The legend, abbreviations, facts, proposed transactions, representations, and caveats appearing in the Prior Letter Ruling are incorporated by reference.

Specifically, you have requested that certain rulings in the Prior Letter Ruling will not be affected by certain changes in the proposed governance structure of Taxpayer after its restructuring into a State X for-profit, stock corporation.

Based solely on the information submitted in your letter of July 15, 2003, we conclude that the changes described in the proposed governance structure of Taxpayer after its restructuring into a State X for-profit, stock corporation will have no adverse effect on rulings 3, 4, 9, and 11 of the Prior Letter Ruling, all of which retain full force and effect.

Each taxpayer affected by the Prior Letter Ruling should attach copies of the Prior Letter Ruling and this letter to its federal income tax return for the taxable year in which the transactions covered by these letters are completed. We enclose a copy of this letter for that purpose. Also enclosed is a copy of this letter ruling showing the deletions proposed to be made in the letter when it is disclosed under § 6110 of the Internal Revenue Code.

Except as expressly provided herein, no opinion is expressed or implied concerning the tax consequences of any aspect of any item discussed or referenced in this letter. This ruling is directed only to the taxpayer(s) requesting it. Section 6110(k)(3) provides that it may not be used or cited as precedent.

PLR-157372-02

Pursuant to a Power of Attorney and Declaration of Representative on file on in this office, a copy of this letter is being sent to your authorized representative.

Sincerely,

/s/    Michael J. Montemurro

Michael J. Montemurro

Senior Technician Reviewer

Office of Associate Chief Counsel

(Income Tax & Accounting)